Exhibit 10.15
Addendum #1 to Patent License Agreement
This Addendum to Patent License Agreement is between Nocopi Technologies, Inc. (Licensor) and Giddy Up, LLC and Color Loco, LLC (jointly and severally, Licensee)
1. Background
Licensor and Licensee are parties to a Patent License Agreement (the Agreement) effective April 1, 2006. All capitalized words appearing in this Addendum shall have the same definitions set forth in the Agreement. The parties intend, by this Addendum, to expand the scope of the License to include Activating Markers. Except as expressly modified by this Addendum, the License to use the Patented Ink Technology with Activating Markers shall be governed by the terms and conditions of the Agreement.
2. Expanded License Grant
The License is hereby expanded to include Activating Markers. “Activating Markers” are defined as children’s merchandise such as soft cover books, activity/art kits, stationery, stickers, and sticker books, whether or not the suggested retail price is in excess of or below $2.50 per item, utilizing Licensor’s Patented Ink Technology that is activated solely by use of a Activating marker, pen or other device, and not by scratching or rubbing. If an item of merchandise includes an Activating Marker but is also marketed to permit or enable the Patented Ink Technology to be activated by scratching or rubbing, it shall be considered a Product or Other Product under the Agreement, and not an Activating Marker under this Addendum.
3. Annual Royalties Based on Shipments of Activating Markers
Separate and apart from the Annual Royalties and Quarterly Royalties set forth in the Agreement, Licensee shall pay Licensor an Annual Royalty and Quarterly Royalty, in the manner set forth in the Agreement, with respect to all Activating Markers that are billed and shipped. The royalty rate applicable to Activating Markers shall always be three percent (3%), payable as set forth in the Agreement. With each Quarterly Royalty relating to shipments of Activating Markers, Licensee shall provide Licensor with a Report containing the information required by the Agreement and sufficient to enable Licensor to differentiate sales of Activating Markers from Licensee’s sales of Products or Other Products. The 3% royalty rate applicable to shipments of Activating Markers shall not be modified or reduced whether or not the merchandise contains licensed marks of third parties (e.g., Disney, Sesame Street, etc.), or whether or not the customers purchasing the Activating Markers would otherwise qualify as Special Rate Customers.
4. No Minimum Annual Royalties Based on Shipments of Activating Markers
Licensee shall actively promote the sale of Activating Markers during the Term of the Agreement; provided, however, that anything in the Agreement to the contrary notwithstanding, (a) Licensee shall have no minimum royalty obligations during the

Development Period or any Annual Period thereafter with respect to Activating Markers, and (b) sales of Activating Markers shall not be count towards or be applied as a credit against any minimum royalties, Annual Royalties or Quarterly Royalties otherwise required in the Agreement.
5. Licensor’s Sales of Ink to Licensee’s Approved Printers
Upon the commencement date of this Addendum, Licensee shall use its best commercial efforts to cause its Approved Printers to purchase Ink for use with its Activating Markers from Licensor. Commencing on June 1, 2007, Licensee shall cause its Approved Printers exclusively to purchase Ink for use with its Activating Markers from Licensor and shall exclusively use such Ink with its Activating Markers. Licensor shall sell its Ink for use with the Activating Markers to Licensee’s Approved Printers as contemplated by the Agreement.
6. Term of Addendum
This Addendum shall commence on August 1, 2006, and, unless sooner terminated, shall remain in effect during the Term of the Agreement. This Addendum and the rights and obligations set forth herein shall terminate automatically upon termination or expiration of the Agreement for any reason. In addition, if either Party breaches any of its obligations under this Addendum and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within ten (10) calendar days after written notice from the non-breaching Party if the breach relates to the non-payment of money, or within thirty (30) calendar days after such written notice for any other type of breach, the non-breaching Party, at its election may affirm this Addendum and seek and secure specific performance by the breaching Party of its obligations under this Addendum or may terminate this Addendum (without terminating the Agreement unless such breach also constitutes a breach of the Agreement) and, in either instance, may seek and secure reimbursement for damages incurred as a result of such breach.
In witness whereof, the Parties execute this Addendum as of the commencement date set forth above, intending to be legally bound.

Nocopi Technologies, Inc.	Giddy Up, LLC

Title:	Title:

Color Loco, LLC

Title:

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